Exhibit 5.2
[LETTERHEAD OF THE GOODYEAR TIRE & RUBBER COMPANY]
August 10, 2010
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
          I am the Senior Vice President, General Counsel and Secretary of The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and am rendering this opinion in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of: (i) one or more series of debt securities (the “Debt Securities”) and (ii) guarantees of the Debt Securities (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). As described in the Registration Statement, the Debt Securities and Guarantees may be issued from time to time in one or more offerings.
          I, or members of my staff, have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.
     I have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by me to be responsible.
     Based upon the foregoing, I am of the opinion that:
               (1) The Company is duly organized, validly existing and in good standing under the laws of the State of Ohio and possesses the requisite corporate power, authority and legal right to execute, deliver and perform the Debt Securities and the indenture related thereto.
               (2) Wingfoot Commercial Tire Systems, LLC is duly formed, validly existing and in good standing under the laws of the State of Ohio and possesses the limited liability company power, authority and legal right to execute, deliver and perform the Guarantees and the indenture related thereto.
          I am a member of the bar of the State of Ohio. I do not express any opinion herein on any laws other than the law of the State of Ohio.
     I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ David L. Bialosky

SCHEDULE A
Guarantors

Guarantors	State of Incorporation or Formation

Celeron Corporation	Delaware
Dapper Tire Co., Inc.	California
Divested Companies Holding Company	Delaware
Divested Litchfield Park Properties, Inc.	Arizona
Goodyear Canada Inc.	Ontario, Canada
Goodyear Export Inc.	Delaware
Goodyear Farms, Inc.	Arizona
Goodyear International Corporation	Delaware
Goodyear Western Hemisphere Corporation	Delaware
Wheel Assemblies Inc.	Delaware
Wingfoot Commercial Tire Systems, LLC	Ohio
Wingfoot Ventures Eight Inc.	Delaware